Exhibit 99.1

Investors: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media: John Christiansen/David Isaacs Sard Verbinnen & Co +1 (415) 618-8750 jchristiansen@sardverb.com/disaacs@sardverb.com

QUALYS ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

2014 Revenue Growth of 24% to $133.6 Million

2014 GAAP EPS: Fourth Quarter $0.69, Full Year 2014 $0.81; Includes One-Time Tax Benefit

2014 Non-GAAP EPS: Fourth Quarter $0.15, Full Year $0.46

2014 Cash Flow From Operations Increased 65% to $41.4 Million

2014 Free Cash Flow Increased 138% to $27.4 Million

REDWOOD CITY, CA – Marketwired – Feb 9, 2015 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the fourth quarter and full year ended December 31, 2014. For the quarter, the Company reported record revenues of $36.6 million, GAAP net income of $25.9 million, non-GAAP net income of $5.6 million, adjusted EBITDA of $10.7 million, GAAP earnings per diluted share of $0.69 and non-GAAP earnings per diluted share of $0.15. For the full year ended December 31, 2014, the Company reported revenues of $133.6 million, GAAP net income of $30.2 million, non-GAAP net income of $17.1 million, adjusted EBITDA of $31.7 million, GAAP earnings per diluted share of $0.81 and non-GAAP earnings per diluted share of $0.46.

The benefit from income taxes recorded in the fourth quarter and full year 2014 includes $23.7 million due to the recognition of U.S. Federal and certain state deferred tax assets. This amount represents approximately $0.63 per diluted share in the fourth quarter and $0.64 per diluted share for the full year. This one-time benefit has been excluded from the calculation of non-GAAP net income and earnings per diluted share amounts for the fourth quarter and full year 2014.

Philippe Courtot, Chairman, President and Chief Executive Officer of Qualys, said, “We ended 2014 on a high note, outperforming our expectations across all of our reported metrics and delivering 24 percent revenue growth. We added over 1,000 new customers throughout 2014, finishing the year with 7,700 active customers, while also significantly increasing revenues from our existing customers. In today’s increasingly challenging threat environment, companies are recognizing the advantages of a cloud delivery model that provides continuous integrated security solutions at a lower cost of ownership. These results clearly underscore the unique capabilities of our cloud security and compliance platform, the scalability of our go-to-market model and our accelerated growth fueled by the continued adoption of our existing solutions and the new offerings we are launching in 2015.”

Fourth Quarter 2014 Financial Highlights

Revenues: Revenues for the fourth quarter of 2014 increased by 26% to $36.6 million compared to $29.0 million for the same quarter in 2013. Revenue growth was driven by the accelerated adoption of

Qualys’ new services, namely Web Application Scanning, Policy Compliance, Continuous Monitoring and Private Cloud Platform, as well as continued growth of Qualys’ market-leading Vulnerability Management solution.

Deferred Revenues: Current deferred revenues increased by 20% to $81.1 million at December 31, 2014 compared to $67.5 million at December 31, 2013. Total deferred revenues increased by 19% to $91.2 million at December 31, 2014 compared to $76.4 million at December 31, 2013.

Gross Profit: GAAP gross profit for the fourth quarter of 2014 increased by 29% to $29.1 million compared to $22.5 million for the same quarter in 2013. GAAP gross margin was 79% for the fourth quarter of 2014, compared to 78% in the prior year’s fourth quarter. Non-GAAP gross profit increased by 30% to $29.3 million compared to $22.6 million in the same quarter in 2013. Non-GAAP gross margin was 80% for the fourth quarter of 2014 compared to 78% in the same quarter in 2013.

Operating Income: GAAP operating income for the fourth quarter of 2014 was $4.2 million compared to $0.2 million in the same quarter in 2013. Non-GAAP operating income for the fourth quarter of 2014 was $7.7 million compared to $1.9 million in the same quarter in 2013.

Net Income: GAAP net income for the fourth quarter of 2014 was $25.9 million, or $0.69 per diluted share, compared to net income of $45,000, or $0.00 per diluted share, for the same quarter in 2013. Non-GAAP net income for the fourth quarter of 2014 was $5.6 million, or $0.15 per diluted share, compared to non-GAAP net income of $1.7 million, or $0.05 per diluted share, for the same quarter in 2013.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter of 2014 increased by 139% to $10.7 million compared to $4.5 million for the same quarter in 2013. As a percentage of revenues, adjusted EBITDA increased to 29% for the fourth quarter of 2014 compared to 15% for the same quarter in 2013.

Full Year 2014 Financial Highlights

Revenues: Revenues for 2014 increased by 24% to $133.6 million compared to $108.0 million for 2013. Revenue growth was driven by the accelerated adoption of Qualys’ new services, namely Web Application Scanning, Policy Compliance, Continuous Monitoring and Private Cloud Platform, as well as continued growth of Qualys’ market-leading Vulnerability Management solution.

Gross Profit: Gross profit for 2014 increased by 26% to $104.6 million compared to $83.3 million for 2013. GAAP gross margin was 78% for 2014 compared to 77% for 2013. Non-GAAP gross profit for 2014 increased by 26% to $105.4 million compared to $83.7 million for 2013. Non-GAAP gross margin was 79% for 2014 compared to 78% for 2013.

Operating Income: GAAP operating income for 2014 increased by 300% to $9.2 million compared to $2.3 million for 2013. Non-GAAP operating income for 2014 increased by 153% to $19.8 million compared to $7.8 million for 2013.

Net Income: GAAP net income for 2014 was $30.2 million, or $0.81 per diluted share, compared to $1.6 million, or $0.05 per diluted share, for 2013. Non-GAAP net income for 2014 was $17.1 million, or $0.46 per diluted share, compared to $7.1 million, or $0.20 per diluted share, for 2013.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) in 2014 increased by 82% to $31.7 million, compared to $17.4 million for 2013. As a percentage of revenues, adjusted EBITDA increased to 24% for 2014 compared to 16% for 2013.

Cash Flows: The Company generated $41.4 million in net cash from operations in 2014 compared to $25.1 million in 2013. The Company generated $27.4 million in free cash flow (a non-GAAP financial measure) in 2014 compared to $11.5 million in 2013. Qualys defines free cash flows as cash provided by operating activities less purchases of property and equipment and capitalized software development costs.

Fourth Quarter 2014 Business Highlights

Customers:

•	New customers included: Associated British Foods, Blue Cross and Blue Shield of Minnesota, Blue Shield of California, Bridgewater Associates, British American Tobacco, Cadillac Fairview, Dimension Data Cloud Solutions Australia, Gatwick Airport, Graham Holdings, Halliburton, HIS, Inc., Michigan State University, Netflix, QBE North America, Rexam PLC, Siemens AG, The Church of Jesus Christ of Latter Day Saints, Tyco International, UC Health and Yellowpages.com.

New Products and Functionalities:

•	Continued Qualys Cloud Platform expansion by adding new capabilities to Vulnerability Management, Policy Compliance and Web Application Scanning solutions, including new scanning options, reporting enhancements and support for new technologies and compliance frameworks.

•	Released version 4.0 for Web Application Scanning with new, powerful continuous scanning capabilities for web applications.

•	Expanded Qualys’ popular Continuous Monitoring solution to enable customers to monitor internal IT assets inside an enterprise’s DMZ.

•	Released a new version of the Qualys Private Cloud Platform that is fully disconnected from Qualys Secure Operations Centers, allowing organizations, such as government agencies, to utilize this scalable offering to secure their IT assets from cyber attacks, while maintaining full control of their security data and day-to-day management of the platform.

•	The newly-formed Qualys Malware and Vulnerability Research Lab discovered the “GHOST” vulnerability on Linux and released a security advisory on January 27, 2015. GHOST is a high-severity vulnerability found in the Linux GNU C Library (glibc) that allows attackers to remotely take control of an entire system without having any prior knowledge of system credentials. Qualys also added detection to this vulnerability for customers to scan their IT systems and track remediation progress.

Industry Recognition:

•	Won three Information Security™ magazine awards and a SearchSecurity.com 2014 Readers’ Choice Award for Risk Policy Management, Vulnerability Management and Application Security.

•	Honored by Frost & Sullivan with the 2014 Company of the Year Award for product excellence, continued innovation and a unique cloud-based approach to providing customers with continuous security solutions on a global scale.

Strategic Alliances and Partnerships:

•	Signed a managed security services partnership agreement with Telstra in Australia to resell Qualys’ security and compliance solutions to Telstra’s customers in the Asia-Pacific region.

•	Expanded managed security services partnership with Orange CyberDefense via a Qualys Private Cloud Platform installed in France to deliver Qualys’ portfolio of security services to their government customers.

•	Selected by DMI to expand their managed security offerings for both federal and commercial customers globally.

•	Finalized technology partnership with Splunk to integrate Qualys data with Splunk and deliver it to joint customers as a Splunk application.

Financial Performance Outlook

First Quarter 2015 Guidance: Management expects revenues to be in the range of $37.6 million to $38.1 million. At the midpoint, this represents 25% growth over first quarter 2014 revenues. GAAP net income per diluted share is expected to be in the range of $0.04 to $0.06 and non-GAAP net income per diluted share is expected to be in the range of $0.10 to $0.12. First quarter 2015 EPS estimates are based on approximately 38.0 million weighted average diluted shares outstanding for the quarter and assume an effective income tax rate of 35%.

Full Year 2015 Guidance: Management expects revenues to be in the range of $167.3 million to $169.3 million. At the midpoint, this represents 26% growth over 2014 revenues. GAAP net income per diluted share is expected to be in the range of $0.22 to $0.27 and non-GAAP net income per diluted share is expected to be in the range of $0.50 to $0.55. Full year 2015 EPS estimates are based on approximately 38.6 million weighted average diluted shares outstanding for the full year and assume an effective income tax rate of 35%.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its fourth quarter and full year 2014 financial results today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #61582428. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud security and compliance solutions with over 7,700 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, Accuvant, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, NTT, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA) and the Council on CyberSecurity. For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: the accelerated growth of our business, including renewals, adoption of our existing solutions and our new offerings, the threat environment in which we operate, perceptions related to the cloud delivery model, the capabilities of our platform, our strategy, the scalability of our strategy, and ability to execute such strategy, our guidance for revenues, GAAP EPS and non-GAAP EPS for the first quarter and full year 2015, our expectations for the number of weighted average diluted shares outstanding and effective income tax rate for the first quarter and full year 2015 and our intention to reevaluate our effective tax rate on a non-GAAP basis. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; the ability of our platform and solutions to perform as intended; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not increasing at the rate we expect; competition from other products and services; fluctuations in currency exchange rates, unexpected fluctuations in our effective tax rate on a GAAP and non-GAAP basis, our ability to effectively manage our rapid growth, our ability to anticipate future market needs and opportunities; any unanticipated accounting charges; and general market, political, economic and business conditions in the United States as well as globally. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 6, 2014. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA and free cash flow.

Qualys also monitors operating measures including non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP operating metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA. Furthermore, Qualys uses these operating measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys monitors free cash flow as a liquidity measure to provide useful information to management and investors about the amount of cash generated by the Company that, after the acquisition of property and equipment and capitalized software development costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, adjusted EBITDA and free cash flow provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

Beginning in 2015, due to the recognition of deferred tax assets in 2014 and in order to provide a more complete picture of recurring core operating business results, the Company’s non-GAAP net income and non-GAAP net income per diluted share will include tax adjustments, if any, required to achieve the effective tax rate on a non-GAAP basis, which could differ from the GAAP effective tax rate. The Company believes the non-GAAP effective tax rate, which has been set to be 35% in 2015, is a reasonable estimate under its global operating structure. The Company intends to re-evaluate the non-GAAP effective tax rate on an annual basis, however, it may adjust this rate during the year to take into account events or trends that it believes materially impact the estimated annual rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, significant changes resulting from tax legislation, material changes in geographic mix of revenues and expenses and other significant events.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$36,573	$29,039	$133,579	$107,962
Cost of revenues (1)	7,521	6,526	28,963	24,660

Gross profit	29,052	22,513	104,616	83,302
Operating expenses:
Research and development (1)	7,015	5,939	26,320	21,678
Sales and marketing (1)	11,938	11,784	48,049	42,523
General and administrative (1)	5,888	4,566	21,000	16,792

Total operating expenses	24,841	22,289	95,369	80,993

Income from operations	4,211	224	9,247	2,309
Other income (expense), net:
Interest expense	—	(6)	(9)	(43)
Interest income	87	102	452	375
Other income (expense), net	(655)	(147)	(1,077)	(517)

Total other income (expense), net	(568)	(51)	(634)	(185)

Income before income taxes	3,643	173	8,613	2,124
(Benefit from) provision for income taxes	(22,270)	128	(21,631)	500

Net income	$25,913	$45	$30,244	$1,624

Net income per share:
Basic	$0.77	$0.00	$0.92	$0.05

Diluted	$0.69	$0.00	$0.81	$0.05

Weighted average shares used in computing net income per share:
Basic	33,449	32,287	32,979	31,914

Diluted	37,630	36,678	37,170	35,973

(1) Includes stock-based compensation as follows:

Cost of revenues	$275	$125	$757	$432
Research and development	919	350	2,470	1,047
Sales and marketing	555	440	2,407	1,244
General and administrative	1,700	783	4,915	2,783

Total stock-based compensation	$3,449	$1,698	$10,549	$5,506

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$25,913	$45	$30,244	$1,624
Available-for-sale investments:
Change in net unrealized gain (loss) on investments, net of zero tax	(7)	7	—	38
Less: reclassification adjustment for net realized gain included in net income	18	(5)	(28)	(8)

Net change, net of zero tax	11	2	(28)	30

Other comprehensive income (loss), net	11	2	(28)	30

Comprehensive income	$25,924	$47	$30,216	$1,654

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$76,504	$42,369
Short-term investments	50,714	54,827
Accounts receivable, net	32,993	28,581
Deferred tax assets, current	8,520	114
Prepaid expenses and other current assets	6,528	4,565

Total current assets	175,259	130,456
Long-term investments	39,448	35,608
Property and equipment, net	26,618	23,075
Deferred tax assets, net	14,119	72
Intangible assets, net	2,001	2,394
Goodwill	317	317
Other noncurrent assets	2,262	681

Total assets	$260,024	$192,603

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,661	$1,930
Accrued liabilities	10,353	9,037
Deferred revenues, current	81,147	67,505
Capital lease obligations, current	—	805

Total current liabilities	97,161	79,277
Deferred revenues, noncurrent	10,064	8,889
Other noncurrent liabilities	972	1,320

Total liabilities	108,197	89,486
Stockholders’ equity:
Common stock	34	32
Additional paid-in capital	195,133	176,641
Accumulated other comprehensive income	10	38
Accumulated deficit	(43,350)	(73,594)

Total stockholders’ equity	151,827	103,117

Total liabilities and stockholders’ equity	$260,024	$192,603

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$30,244	$1,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,897	9,612
Bad debt expense	470	307
Loss on disposal of property and equipment	324	12
Stock-based compensation	10,549	5,506
Amortization of premiums and accretion of discounts on investments	565	282
Excess tax benefits from stock-based compensation	(259)	(150)
Deferred income taxes	(22,599)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,882)	(4,343)
Prepaid expenses and other assets	(3,456)	510
Accounts payable	2,332	(112)
Accrued liabilities	1,570	453
Deferred revenues	14,817	11,281
Other noncurrent liabilities	(201)	164

Net cash provided by operating activities	41,371	25,146

Cash flows from investing activities:
Purchases of investments	(157,660)	(145,263)
Sales and maturities of investments	157,339	138,124
Purchases of property and equipment	(13,914)	(13,663)
Release of restricted cash	—	114
Capitalized software development costs	(98)	—

Net cash used in investing activities	(14,333)	(20,688)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,691	4,073
Proceeds from early exercise of stock options	—	40
Excess tax benefits from stock-based compensation	259	150
Principal payments under capital lease obligations	(805)	(1,186)

Net cash provided by financing activities	7,145	3,077

Effect of exchange rate changes on cash and cash equivalents	(48)	(51)

Net increase in cash and cash equivalents	34,135	7,484
Cash and cash equivalents at beginning of period	42,369	34,885

Cash and cash equivalents at end of period	$76,504	$42,369

Non-cash investing and financing activities:
Vesting of early exercised common stock options	$47	$262
Purchases of property and equipment included in accrued liabilities and accounts payable	$1,399	$487

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$25,913	$45	$30,244	$1,624
Depreciation and amortization of property and equipment	2,972	2,464	11,504	9,195
Amortization of intangible assets	99	98	393	417
Interest expense	—	6	9	43
(Benefit from) provision for income taxes	(22,270)	128	(21,631)	500

EBITDA	6,714	2,741	20,519	11,779
Stock-based compensation	3,449	1,698	10,549	5,506
Other (income) expense, net	568	45	625	142

Adjusted EBITDA	$10,731	$4,484	$31,693	$17,427

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP gross profit	$29,052	$22,513	$104,616	$83,302
Plus: Stock-based compensation	275	125	757	432

Non-GAAP gross profit	$29,327	$22,638	$105,373	$83,734

GAAP income from operations	$4,211	$224	$9,247	$2,309
Plus: Stock-based compensation	3,449	1,698	10,549	5,506

Non-GAAP income from operations	$7,660	$1,922	$19,796	$7,815

GAAP net income	$25,913	$45	$30,244	$1,624
Plus: Stock-based compensation	3,449	1,698	10,549	5,506
Less: Tax benefit from recognition of deferred tax assets	(23,741)	—	(23,741)	—

Non-GAAP net income	$5,621	$1,743	$17,052	$7,130

Non-GAAP net income per share:
Basic	$0.17	$0.05	$0.52	$0.22

Diluted	$0.15	$0.05	$0.46	$0.20

Weighted average shares used in computing non-GAAP net income per share:
Basic	33,449	32,287	32,979	31,914

Diluted	37,630	36,678	37,170	35,973

Qualys, Inc.

RECONCILIATON OF NON-GAAP DISCLOSURES

FREE CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2014	2013
GAAP cash flows provided by operating activities	$41,371	$25,146
Less:
Purchases of property and equipment	(13,914)	(13,663)
Capitalized software development costs	(98)	—

Non-GAAP free cash flows	$27,359	$11,483